Exhibit 4.30

Yang Zongwei 2022 individual performance contract

Party A: (hereinafter referred to as Party A) Pop Culture Group Co., Ltd. Pu Culture Group Co., Ltd

Party B: (hereinafter referred to as Party B) BO JIE GUO JI YU LE YOU XIAN GONG SI pliers International Entertainment Co., LTD in view of:

Party A and Party B cooperate in good faith and agree on relevant matters related to Party A as the performance agent of Party B’s artist (Yang Zongwei) [Yang Zongwei’s personal performance in 2022], and agree to sign the following terms and conditions to perform:

I. Cooperation content

(one) Party A and Party B agree that Party A shall become the agent of Party B’s artist Yang Zongwei in 2022. Party A shall be responsible for the production of the performance. If Party A has any new schedule arrangement, both parties shall supplement this agreement.

(two) Basic information of the individual performance

1. Time and place (subject to the actual situation):

Individual performance from January to December 2022 (the time and place shall be determined by both parties through negotiation)

2. Performance content and contract amount:

Work matters	information	the	amount of money
Program recording / commercial performance	The specific work content and details shall be communicated and	16	USD two million and four hundred thousand yuan only

II. Rights and obligations of both parties

(I)	Party A’s rights and obligations

1. After this Contract comes into force, Party B will authorize Party A to enjoy the agency of “Yang Zongwei’s personal performance” in 2022. Party A undertakes that without the written consent of Party B, it shall not authorize or transfer the rights of this third party performance contract. For the transfer or authorization without the written consent of Party B, Party B shall not be bound by the transfer or authorization contract between Party A and a third party, and may unilaterally terminate this performance contract. If the person in charge of Party A or the management right changes, Party A shall notify Party B. If the transfer of the management right may affect the tacit understanding and trust relationship between the two parties, it shall be listed as the cause of unilateral termination of Party B.

2. Party a is responsible for solving the performance venue of the rent, stage, lighting, audio equipment, provide production technicians and the security, all performance formalities (including approval formalities), and ensure to file the relevant provincial government departments and relevant departments approved the performance of the formal and effective approval and party b performance, etc., is responsible for the declaration and payment of all performance tax. Party A shall have the intellectual property right (intellectual property right) of the stage, lighting, sound, multimedia video, dance, modeling and other stage production of the performance program. Party A shall not copy, copy or authorize any joint manufacturer (sponsor) to use it without party A’s consent.

3. If the performance cannot be carried out or the adverse effects are caused due to Party A (application procedures, approval documents, safety, site factors or party A’s human factors, etc.), Party A shall bear all the responsibilities and explain the situation to relevant departments and media to prove that Party B is not at fault. At the same time, Party B shall have the right to refuse to go to the performance and terminate the performance in real time, and the remuneration for the performance received by Party B shall not be returned.

4. Party A shall arrange and provide all the vehicles of Party B’s artists and their entourage during the arrival in the performance city and their departure from the performance city. Two Buick GL8 level 7-seat commercial vehicles shall be available for party B’s artists and their entourage. 5、Party A shall arrange to provide and pay party B for all accommodation, meals, vehicles, air tickets and other expenses of party B’s band and costume stylist during the performance.

6. Party A shall arrange exclusive rest (makeup) room for Party B’s artists at the performance site, and be equipped with relevant required supplies.

7. Party A shall provide party B’s artists and party B’s entourage to enter and exit the site. 8、Party a agrees not to require party b artists during the performance, or performance or any may damage party b security, or do any indecent, improper, obscene, violent, in violation of the good customs, exposure, politically sensitive or may harm artists or others image and reputation of the performance, party b shall have the right to terminate the performance at any time, and has received remuneration not back to party a.

9. Party A may authorize the cooperation manufacturer to make posters, banners, brochures, tickets, venue decoration and other materials, and strictly regulate the contents related to the publicity and promotion of the performance under this Contract, such as: using the name, portrait, voice, approved photo or personal profile of the artist, subject to prior written approval of Party B.

In addition, Party A shall inform Party B of all the publicity plans.

10. Party A shall handle accident insurance and injury insurance of no less than US $ one million only (USDl, 000,000) from the date of departure to his return to his domicile.

11. Party A shall be responsible for all the songs and contents of the performance, and obtain the relevant approval, consent and permission.

(II)	Party B’s rights and obligations

1. As the agent of Party B’s artist and the copyright owner or his agent of Party B’s singing work shall enjoy the relevant rights, and such rights shall not be transferred or eliminated due to the signing of this Contract.

2. Party B shall enjoy the copyright of all audio recording, video recording, MV and photographic materials of party B’s artists’ performance or participation in accordance with this Contract. Without the written consent of Party B, Party A shall not use the above audio and video products for any commercial purpose, nor shall it provide them to any third party for use.

3. Be responsible for arranging Party B’s artists to participate in the performance according to this contract with their good professional attitude and professional level.

4. Ensure the arrival at the performance city on time. If there are special circumstances such as flight delay, cancellation or force majeure situation, the party b shall not bear the responsibility for delay, but party b shall immediately notify party a, party a by both parties through negotiation, but the traffic costs or inevitable return transportation costs, accommodation, food and other travel expenses shall also be borne by party a.

5. Ensure that Party B’s artists shall reasonably cooperate with Party A’s performance organization and staff (including director, stage supervision, etc.) (but Party A’s arrangements and requirements shall not exceed the scope stipulated in this Contract).

6. Party A shall provide party A with materials, including copies, brief introduction, performance repertoire, lyrics, photos, videos, etc., and only for the purpose of performance promotion and performance approval.

7. Bring your own costumes and accompaniment belt.

8. Party B warrants that it has completed the authorization procedures, and has the right to sign party B’s artists, and can sign this Contract with Party A on behalf of its artists.

III. The amount and method of payment:

1. Reward:

(one) The appearance fee for each event is: subject to the actual project, and the total cost of completing all the performances agreed in this contract shall be two hundred and four hundred thousand yuan only (USD2,400,000.00). The fee includes artist pay, musicians remuneration and guest fees (if invited.), artist makeup, payment, all air tickets for artist and artist team, all accommodation for artist and artist team, artist and artist team departure fare, all meals for artist and artist team.

(two) The artist agrees to authorize Party B for the agency of the performance city of the performance project. The authorization date is January 1, December 31,2022 (subject to the final reality). The specific time and place of the performance project shall be subject to the tour schedule confirmed by both parties.

(three) Party A shall, within one month after the signing of this Contract, pay 50% of the total performance expenses agreed herein, i. e., one million and two hundred thousand US dollars only (USD1.200,000.00). The balance of the payment shall be paid one month before the last eight performances, and the remaining total cost agreed hereof is one million and two hundred thousand dollars only (USD1,200,000.00).

Pay to the account designated by Party B. Party A shall deposit the remuneration in the following bank account in RMB on or before the day of the above payment period. The deposit date shall transmit the deposit notes issued by the bank to Party B for accounting, accounting and accounting purposes. The payment period shall be subject to the time of the deposit notes issued by Party A’s bank.

(four) The payment method is bank transfer, and the collection account information designated by Party B is:

account name:

account number:

bank of deposit,

(five) Party A shall not delay any payment time as mentioned in (I), (II) and (III) of this article. In case of any delay, Party B shall have the right to unilaterally terminate this Agreement. 1、 In such case, party B’s artists and personnel shall have the right to refuse to participate in the performance, and the money collected by Party B shall not be returned to Party A.

2. The payment involved in this Agreement shall be deemed that Party A has completed the payment obligation after Party A pays it to the bank account designated by Party B. If Party B requests to transfer the payment to another account or pay by other means, Party A shall have the right to refuse the payment.

3. Party B shall issue an invoice of the corresponding amount and the amount to Party A within 30 working days after Party A pays the corresponding amount.

IV. Both parties agree

1. In any bad weather, terror / bomb threat, infectious diseases, epidemics, artists or artists direct family members of illness, death including artists mental or physical disability, causing one or more performances cannot be held, party a and party b shall be this good faith negotiation for the principle, in the scheduled file within two months to arrange alternative performance. If the above substitute performance fails to be held or the parties fail to reach an agreement on the substitute performance, neither party shall be liable for the other party, and each party shall bear its own expenses for any losses. After deducting the deposit of the prepaid band, arrangement and costume stylist, Party B shall return the remaining remuneration to Party A.

2. If Party B fails to receive the full amount agreed herein within 7 days before the performance, Party B shall have the right to unilaterally terminate this Contract, and all the responsibilities arising therefrom shall be borne by Party A. In such case, Party B does not need to refund the performance fee received.

V. Five, other

1. After this Agreement becomes effective, it shall be legally binding. Neither party shall change or terminate the contract at will. Whoever changes, terminate or terminate the contract without justifiable reasons shall be legally liable as stipulated by law.

2. This contract shall come into force upon being signed and sealed by all parties.

3. The address specified in the first part of this Agreement is the delivery address. If either party changes the address, it shall inform the other party in time, otherwise the original address shall prevail.

4. This Agreement shall be governed by the laws of the People’s Republic of China, and all disputes arising out of this Agreement connection with or in connection with the implementation of this Agreement shall be settled by the parties through friendly consultations. If no settlement cannot be reached through negotiation, either party shall have the right to file the dispute to the court where Party A is located.

5. This contract is made in duplicate, with each party holding one copy, and each copy having the same legal effect.

(No text available below)

Signed on: March 15 0,2022

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